EXHIBIT 10.25

Valley Financial Corporation
Incentive Stock Option Agreement

THIS AGREEMENT is between Valley Financial Corporation (the “Company”) and ______________ (the “Optionee”), and is dated as of _________, 2014 (the “Date of Grant”).

The Company hereby grants the Optionee an option to purchase Shares of the Stock of the Company, subject to the terms and conditions of this Agreement.

The grant of this option is made pursuant to the Valley Financial Corporation 2011 Key Employee Equity Award Plan (the “Plan”), a copy of which has been provided to the Optionee, receipt of which is hereby acknowledged. The terms of the Plan are incorporated into this Agreement by reference. In the case of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. Any term used in this Agreement that is defined in the Plan shall have the same meaning given to that term in the Plan.

1.Grant of Option. The Company grants the Optionee an Incentive Stock Option (the “Option”) to purchase from the Company ___ Shares at $____ per Share (the “Exercise Price”). The Exercise Price is not less than 100% of the Fair Market Value per Share on the Date of Grant. The Option is intended to be a stock option that receives special tax treatment under Section 422 of the Internal Revenue Code (the “Code”).

2.Entitlement to Exercise Option.

(a)The Optionee will become vested in and entitled to exercise the Option as follows:

Vesting Date	Number of Shares	Total Vested Shares

Except as provided in the following sentence, Optionee must be an employee of the Company on the respective Vesting Date. Notwithstanding the above, in the event of a Change in Control (as defined in the Plan), a Participant’s Option shall be fully vested and exercisable.

(b)Except as otherwise stated in this paragraph, the Option may be exercised to the extent it is vested only while the Optionee is employed by the Company.

(i)If the Optionee retires or ceases to be employed by the Company for any reason other than his or her death or Permanent and Total Disability and at a time when all or a portion of this Option was vested and exercisable pursuant to paragraph (a) above, the Optionee may exercise any or all of his vested Option within three months after he or she terminates employment. “Permanent and Total Disability” means the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The Board of Directors of the Company, in its sole discretion, will determine whether Optionee is Disabled based on medical evidence and Optionee’s eligibility for benefits under the long-term disability plan maintained by the Company, if any. The date the Board makes this determination will be considered the Date of Disability for purposes of this Agreement.

(ii)If the Optionee terminates employment because of Permanent and Total Disability, he or she may exercise any or all of a portion of the vested Option (determined as of the Optionee’s termination date) within one year after the Date of Disability termination date.

(iii)If the Optionee dies while he or she is employed by the Company or within three months after he or she terminates employment because of a Permanent and Total Disability, the Optionee’s beneficiary may exercise this Option within one year after the Optionee’s death, but only to the extent the Option was vested and exercisable immediately before the Optionee’s death.

(c)    The aggregate Fair Market Value (determined by reference to the Option Price on the Date of Grant) of the Option shares exercisable by the Optionee for the first time during a calendar year may not exceed $100,000 (the “Limitation Amount”). Incentive Stock Options granted under this agreement and any other incentive stock option agreements between the Optionee and the Company shall be aggregated for purposes of the Limitation Amount. The portion of the Option that fails to become exercisable because of the Limitation Amount shall be exercisable (to the extent otherwise exercisable) as a Non-Qualified Stock Option.

(d)    In no event may this Option be exercised after __________.

3. Method of Exercise and Payment.

(a)The Optionee may exercise his Option by delivering a written notice to the Company in the form attached as Exhibit A. The exercise date will be (i) in the case of notice by mail, the date of postmark; or (ii) if delivered in person, the date of delivery. The notice must be signed and state the number of Shares the Optionee has elected to purchase. The Optionee may exercise the Option in whole or in part, but only with respect to whole Shares.
(b)The exercise notice must be accompanied by payment of the Exercise Price in full by cash (which shall include payment by check, bank draft or money order payable to the Company). Instead of paying cash, the Optionee may substitute Shares of the Company’s Stock that he or she previously acquired (and has owned for at least six months) for all or part of the cash payment. Shares used as payment will be valued at their Fair Market Value on the date of exercise.

4.Nontransferability. This Option is not transferable by the Optionee other than by will or by the laws of descent and distribution.

5.Notice of Early Disposition. By signing this Agreement, the Optionee agrees to give the Company prompt written notice of a sale or disposition of Option Shares (i) within two years from the date on which the Option was granted, or (ii) within one year from the date on which the Option Shares were transferred to the Optionee. If the Optionee fails to give the Company prompt written notice, he or she will be liable to the Company for any loss of deduction, any penalty imposed, and any other financial loss incurred by the Company as a result of his or her failure to give prompt notice.

6.Employment Rights. Neither the Plan nor this Agreement confers upon the Optionee any right to continue as an employee of the Company or limits in any respect the right of the Company to terminate the Optionee’s employment.

7.Governing Law. This Agreement shall be governed by the laws of the state of Virginia.

8.Acceptance of Option. This Agreement deals only with the Option the Optionee has been granted and not its exercise. The Optionee’s acceptance of the Option places no obligation or commitment on the Optionee to exercise the Option. By signing below, the Optionee indicates acceptance of the Option and his or her agreement to the terms and conditions set forth in this Agreement, which, together with the terms of the Plan, shall become the Company’s Stock Option Agreement with the Optionee. The Optionee also acknowledges receipt of a copy of the Plan and agrees to all of the terms and conditions of the Plan. This Agreement will not be effective until it is signed and returned.

9.Entire Agreement, Amendment. This Agreement constitutes the entire agreement between the Optionee and the Company with respect to the Option shares and shall be binding upon Optionee’s legatees, distributees, and personal representatives and the successors of the Company. This Agreement may only be amended by a writing signed by both the Optionee and the Company.

Valley Financial Corporation

By: __________________________________________

Its: __________________________________________

Date: __________

Signature: __________________________________________

Date: __________

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